Exhibit 99.1

NEWS RELEASE

RAMBUS RECEIVES EUROPEAN COMMISSION STATEMENT OF OBJECTIONS

LOS ALTOS, Calif. – August 22, 2007 – Rambus Inc. (NASDAQ:RMBS) today confirmed that the European Commission has issued a Statement of Objections against the Company alleging violations of European Union competition law. The Statement of Objections follows complaints set forth by certain DRAM manufacturers originating with Rambus’ 1992-1995 participation in an industry standard-setting organization, the Joint Electron Device Engineering Council (“JEDEC”).

“The issues raised by the European Commission include Rambus’ participation in JEDEC that ended over a decade ago,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “These are largely the same issues examined by a number of US courts, the Federal Trade Commission, and currently before the US Court of Appeals for the District of Columbia Circuit. We are studying the Statement of Objections and plan to respond in due course.”

A Statement of Objections is a procedural step in the European Commission’s antitrust investigation, in which the Commission communicates its preliminary view with respect to a possible infringement of European Union competition law. The European Commission will review responses to the Statement of Objections in order to determine whether to issue a final Decision. Any Decision would be subject to appeal to both the European Court of First Instance and the European Court of Justice.

The Company will present its response to the Commission’s Statement of Objections over the next several months.

Rambus first filed a patent application for its revolutionary memory technology in 1990 and proceeded to teach the industry how to apply that technology, subject to nondisclosure agreements. By invitation, Rambus later joined a JEDEC committee that was developing a DRAM standard. Today, Rambus’ industry-leading memory architecture solutions can be found in dozens of products including personal computers, servers, workstations, video game consoles, high-definition TVs, set-top boxes, and networking routers and switches.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com